[Letterhead of Hong Yip Property Asset Management Company Limited]

Our Ref: ET/OL/2011-008

Date: 6th September 2011

Asia Gaming & Resort Limited

Room 1004, 10th Floor,

East Town Building,

16 Fenwick Street

Wanchai,

Hong Kong

Dear Sir

Re:	Tenancy for Room 605, 6th Floor, East Town Building, Section B of Inland Lot No.2820,

No. 16 Fecwick Street, No. 64 Jaffe Road and No. 41 Lockhart Road, Hong Kong

We, acting for and on behalf of the Landlord, South China City Limited, of Room 605, 6th Floor, East Town Building, Section B of Inland Lot No.2820, No. 16 Fenwick Street, No. 64 Jaffe Road and No. 41 Lockhart Road, Hong Kong, are pleased to inform you that the Landlord has granted you a favorable offer of the above premises.

The Landlord now gives the Offer to you on the following principal terms and conditions:-

1.	Landlord	:	SOUTH CHINA CITY LIMITED

2.	Tenant	:	ASIA GAMING & RESORT LIMITED

3.	Premises	:	Room 605, 6th Floor, East Town Building, Section B of Inland Lot No. 2820, No. 16 Fecwick Street, No. 64 Jaffe Road and No. 41 Lockhart Road, Hong Kong.

4.	Area	:	Approximately 1,011 sq. ft. gross.

5.	User	:	The premises are restricted for Office only.

6.	Term of Tenancy	:	A fixed term of two years commencing 19th September 2011 to 18th September 2013 both days inclusive.

7.	Rent	:	The rent shall be HK$25,275.00 (said Hong Kong Dollars Twenty Five Thousand Two Hundred and Seventy Five Only) per calendar month exclusive of air-conditioning charge and management fee and government rates payable by the Tenant in advance on the 1st day of each calendar month.

8.	Air-conditioning charge and management fee	:	The current air-conditioning and management fee is HK$4,044.00 per month (said Hong Kong Dollars Four Thousand and Forty Four Only) (subject to review by the manager) to be payable by the Tenant.

9.	Government Rates	:

The Government Rates is HK$2,812.50 per quarter (said Hong Kong Dollars Two Thousand Eight Hundred Twelve and Cents Fifty Only)

(subject to review by the Rating and Valuation Department of the HKSAR) to be payable by the Tenant.

 [Letterhead of Hong Yip Property Asset Management Company Limited]

10.	Utility Charges	:	The Tenant shall solely bear all utility charges of the premises.

11.	Security Deposit	:	A security deposit of HK$121,026.00 (said Hong Kong Dollars One Hundred Twenty One Thousand and Twenty Six Only) equivalent to 4 months of rent and air-conditioning and management fee and 4 months of government rates shall be payable by the Tenant upon signing of the formal Tenancy Agreement and held by the Landlord throughout the term of tenancy.

A preliminary deposit of HK$25,275.00 being one (1) month's rent shall be paid by the Tenant to the Landlord in the form of a cheque drawn in favour of "SOUTH CHINA CITY LIMITED" upon the signing of this offer letter by the Tenant which will be applied towards the security deposit required to be paid under the formal Tenancy Agreement.

12.	Advance payment	:	Upon execution of the Tenancy Agreement, the Tenant is required to submit to the Landlord 1 no. of post-dated cheque in the amount of HK$10,110.00 being the rent from 19th September 2011 to 30th September 2011, 1 no. of post-dated cheques in the amount of HK$15,165.00 being the rent for 1st August 2013 to 18th August 2013, and 21 nos. of post-dated cheques in the amount of HK$25,275.00 being the monthly rental for the period from 1st October 212 to 31st July 2012 and from 1st September 2012 to 31st July 2013, each payable to "South China City Limited" and shall be submitted to the Landlord before signing the formal Tenancy Agreement. If the tenant fails to submit the relevant set of post-dated cheques to the Landlord, the Landlord shall be entitled to terminate this offer and/or the formal Tenancy Agreement and any sum which is paid by the Tenant under this offer shall be wholly forfeited to the Landlord without prejudice to the Landlord's right to claim any damages which the Landlord shall have sustained by reason of the Tenant's such breach Provided that nothing in this offer shall be so construed as to prevent the Landlord from bringing an action and obtaining a decree against the Tenant for specific performance either in lieu of the aforesaid damages or in addition thereto.

13.	No Assigning or	:	No assigning or subletting of the premises is permitted.
Subletting

14.	Tenancy Agreement	:	The Tenant shall sign a formal Tenancy Agreement in the Landlord's form within 14 days of acceptance of this offer or prior to the commencement of the said term whichever shall be the earlier. It is clearly understood and agreed that if the Tenant fails to duly execute and return the formal Tenancy Agreement and pay the relevant deposits and payments in compliance with this offer letter, the Landlord may either (i) deem the terms and conditions contained in this offer letter to constitute the entire tenancy agreement between the parties in respect of leasing of the said premises pursuant to the terms hereof and all the terms and conditions herein contained to be enforceable against the Tenant; or (ii) terminate this offer letter and any sum which is paid by the Tenant under this offer letter shall be wholly forfeited to the Landlord without prejudice to the Landlord’s right to claim any damages which the Landlord shall have sustained by reason of the Tenant’s such breach Provided That nothing in this offer letter shall be so construed as to prevent the Landlord from bringing an action and obtaining a decree against the Tenant for specific performance either in lieu of the aforesaid damages or in addition thereto.

 [Letterhead of Hong Yip Property Asset Management Company Limited]

15.	Others Terms and	(i)	Sale and Redevelopment Clause
Conditions
Notwithstanding any provision or provisions herein contained to the contrary, the Tenant hereby agrees that the Landlord shall be entitled to terminate the Tenancy Agreement by giving the Tenant 6 clear calendar months’ notice in writing of the Landlord’s intention to sell, redevelop, demolish, rebuild and/or reconstruct the building which the said premises form part (“the Building”) or any substantial part or parts thereof expiring at the end of any calendar month during the term (“Landlord’s Intention”) and upon the expiration of such notice, this Agreement shall be terminated and any optional rights (if any, whether the same have been exercised by the Tenant or not) and/or any unexpired rent-free periods (if any) shall be extinguished and determined but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of the agreements stipulations terms and/or conditions herein contained and the Tenant shall deliver vacant possession of the said premises to the Landlord and the Tenant shall not have any claim against the Landlord for any loss, damage, costs or expenses or any other relief whatsoever arising from or in connection with the Landlord’s decision to sell, redevelop, demolish, rebuild or reconstruct the Building or any part thereof. The Term “Landlord” shall include its assigns or successor in title. For the purpose of this clause, the production of a copy agreement for sale and purchase or a certified copy of a resolution(s) of the Board of Directors of the Landlord approving the sale or intended sale of the Building or any part thereof or the production of redevelopment plan prepared by an architect employed by the Landlord and a certified true copy of a resolution(s) of the Board of Directors of the Landlord approving the redevelopment, demolition, rebuilding and / or reconstruction of the Building or any part thereof (as the case may be) shall be deemed to be sufficient and conclusive evidence of the Landlord’s intention.

		(ii)	Rent-free period

The Tenant shall be entitled to rent-free periods on the 12th month from 1st August 2012 to 31st August 2012 and the 24th month from 19th August 2013 to 18th September 2013 (both days inclusive) (to be referred to as “the Rent Free Period”). During the Rent Free Period no rent shall be payable in respect of the said premises. It is a condition of the grant of the Rent Free Period by the Landlord that the Tenant shall be liable for payment of air-conditioning and management fee, Government rates and other moneys payable in respect of the said premises pursuant to this Offer Letter and the formal Tenancy Agreement (save and except the said rent) and shall observe the terms and conditions in this Offer Letter and the formal Tenancy Agreement during the Rent Free Period irrespective of whether any rent is payable by the Tenant to the Landlord. However, if the captioned moneys fall into arrears and not settled on or before the 7th of each month, and if the tenancy is terminated before the expiry of the term herein due to the Tenant’s default, the Tenant shall forthwith pay to the Landlord the rent for those days of such Rent Free Period.

 [Letterhead of Hong Yip Property Asset Management Company Limited]

(iii)	Alteration deposit

The Landlord shall have the right to demand a sum as determined by it which will be final as a condition for its consent to the Tenant for the carrying out of any works of whatsoever nature relating to the said premises which deposit shall be returned to the Tenant without interest within 30 days after the expiration or sooner determination of the tenancy agreement provided that Tenant shall have reinstated the said premises to its original state and condition as at the commencement of the said term to the satisfaction of the Landlord.

Without prejudice to any right of the Landlord in respect of such deposit, if the Tenant shall fail to observe and perform his obligations during the said term, the Landlord shall be entitled to deduct from such deposit any damage or loss that the Landlord have suffered or may suffer in connection with the Tenant’s breach, non-observance or non-performance. If the amount of the alteration deposit paid hereunder shall be insufficient to indemnify the Landlord’s loss and damage, the Tenant shall pay to the Landlord such further sum as demanded by the Landlord to make up the shortfall.

(iv)	Return the premises in bare shell condition

The Tenant shall take the said premises in “as is” condition together with all the existing fixtures, fittings and decoration at the said premises (if any) at the commencement of the said term hereby granted. The Tenant acknowledges that the Landlord does not warrant that such decoration fixtures and fittings are current with relevant government regulations. The Tenant shall be responsible to repair and maintain the internal decoration, fixtures and fittings at his own cost and the Tenant shall not in any event be entitled to claim against the Landlord for any loss damage or compensations or extension of rent free period in respect of the condition of such internal decoration, fixtures and fittings (even if the same are different from those existed in the said premises during his inspection of the said premises previously) or any defects in the said premises. The Tenant also agrees to remove all internal partitioning, fixtures, fittings and decorations (save and except the Landlord’s standard provisions, if any) and reinstate the said premises to a “bare shell” condition to the Landlord’s satisfaction at the Tenant’s cost at the expiration or earlier determination of the said term.

(v)	Fitting-Out Deposit (Refundable)

The Tenant shall pay the Fitting-out works Deposit at the rate of $5/sq. ft. gross which shall be refunded to the Tenant without interest after the Tenant’s completion of the fitting out works to the satisfaction of the Landlord and the Manager of the Building.

[Letterhead of Hong Yip Property Asset Management Company Limited]

		(vi)	Vetting Fee (Non-refundable)

The Tenant shall pay a non-refundable Vetting Fee to the Manager of the Building of $1/sq. ft. gross.

		(vii)	Directory

“WHOLLY-OWNED SUBSIDIARY OF ASIA ENTERTAINMENT & RESOURCES LTD.” can be added after the tenant’s name on the directory.

16.	No claim for Landlord’s work	:	The Tenant shall acknowledge that the Landlord and/or the manager of the Building shall have the right to carry out decoration or renovation works or fire services improvement works in the Building or any part thereof (including but not limited to the main entrance, lift lobbies, staircases, corridors, external walls and/or common areas and facilities thereof) at such time or times as they think fit at their absolute discretion and during such period or periods of decoration or renovation works the Landlord and/or the manager of the Building shall have the absolute right to close certain part or parts of the Building and to alter suspense or cease the provision of services to certain part or parts of the Building and the Tenant shall further acknowledge that there shall not be any claim for any loss of business profit or earning, or remedies including but not limited to compensation or abatement or suspension of rent or early termination of the said term by reason of or as a result of or ancillary to any inconvenience, disturbance, nuisance, annoyance, loss or damage that may be caused by or related to such works or alteration closure suspension or cessation of services.

17.	Stamp Duty	:	Each party shall pay half share of the stamp duty and registration fee on the Tenancy Agreement and its counterpart.

18.	Legal Cost	:	Each party bears its own legal cost.

19.	Validity of Offer	:	This offer will be valid for the Tenant’s acceptance within 7 days of this letter. After which, this offer letter will become null and void automatically.

20.	Confidentiality	:	The Tenant undertakes not to disclose any of the terms and conditions herein and any subsequent negotiation and agreement regard this letting to any 3rd party whomsoever without the prior written consent of the Landlord, which may be given or withheld at the Landlord’s absolute discretion.

All the terms and conditions should be subject to the formal Tenancy Agreement.

Should you find the above terms and conditions acceptable, please:-

(i)           Sign and affix your company chop on the duplicate of this letter and return it to us before this offer lapses together with a cheque in the sum of HK$25,275.00 (said Hong Kong Dollars Twenty Five Thousand Two Hundred and Seventy Five Only) payable to “SOUTH CHINA CITY LIMITED” being initial security deposit upon signing this Offer Letter.

[Letterhead of Hong Yip Property Asset Management Company Limited]

and

(ii)	Provide us with the copies of the following documents:-

Current Business Registration Certificate;
Current Form AR1 (or current Form AR3 and the latest Form AR1) or other government’s prescribed forms showing particulars of all directors and secretary.

Once the Tenant accepted this offer letter, the terms and conditions in this offer letter are binding upon both parties. However, if the Tenant fails to sign the Tenancy Agreement and submit the balance of the security deposit, the post-dated cheques, the Stamp Duty Fee and all others costs/expenses mentioned in the offer letter within 7 days of acceptance or prior to the commencement of the said term whichever shall be the earlier, the Landlord may either (i) deem the terms and conditions contained in this offer letter to constitute the entire tenancy agreement between the parties in respect of leasing of the said premises pursuant to the terms hereof and all the terms and conditions herein contained to be enforceable against the Tenant; or (ii) terminate this offer letter and any sum which is paid by the Tenant under this offer letter shall be wholly forfeited to the Landlord without prejudice to the Landlord’s right to claim any damages which the Landlord shall have sustained by reason of the Tenant’s such breach Provided That nothing in this offer letter shall be so construed as to prevent the Landlord from bringing an action and obtaining a decree against the Tenant for specific performance either in lieu of the aforesaid damages or in addition thereto.

We look forward to your reply soon.

Yours faithfully,

For and on behalf of

Hong Yip Service Company Limited

/s/ Edwin Yau

Area Manager

Building and Facilities Management

Agent for the Landlord

This offer is accepted by	:	/s/ Karen Ip
(Name and Company Chop)

Date	:	September 7, 2011

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